EXHIBIT 99.1

 U.S. Physical Therapy, Inc. Recesses Shareholder Meeting to June 3rd
            to Allow Additional Time for Shareholder Vote

    HOUSTON--(BUSINESS WIRE)--May 25, 2004--U.S. Physical Therapy, Inc. (Nasdaq:USPH) announced that the 2004 annual meeting of stockholders of U.S. Physical Therapy, Inc. scheduled for May 25, 2004, has been recessed until 7:00 pm Central Standard Time on June 3, 2004 in order to give stockholders time to consider and to vote on the 2003 Stock Incentive Plan ("Plan"). Both ISS and Glass Lewis & Co. have recommended votes in favor of the Plan. Following expiration of the recess, the meeting will reconvene at the Company's headquarters at 1300 West Sam Houston Parkway South, Suite 300, Houston, Texas 77042. There is no change of the record date and holders of the Company's common stock of record at the close of business on March 29, 2004 remain entitled to vote at the annual meeting.
    Founded in 1990, U.S. Physical Therapy, Inc. operates 244 outpatient physical and/or occupational therapy clinics in 35 states and manages PT facilities for third parties. The Company's clinics provide post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries, rehabilitation of injured workers and preventative care. In addition to owning and operating clinics, the Company manages five physical therapy facilities for third parties, including physician groups. Named for three consecutive years in Forbes Magazine's Best 200 Small Companies List, U.S. Physical Therapy is included on the Russell 2000 and Russell 3000 Indexes. More information is available at www.usph.com.

    CONTACT: U.S. Physical Therapy, Inc., Houston
             Roy W. Spradlin or Larry McAfee, 713-297-7000 or
             Investors Relations:
             DRG&E
             Jack Lascar, 713-529-6600